EXHIBIT 15.2
CONSENT

TO:	Campbell Resources Inc. (the “Corporation”)

AND TO:	Securities and Exchange Commission, 450 Fifth St. N.W. Washington, D.C. Ontario Securities Commission, Suite 1903, 20 Queen St. W. Toronto, Ontario

RE:	Form 20-F
Reference is made to the technical report (the “Technical Report”) dated July 12th, 2006 entitled “Corner Bay deposit, Audit of Mineral Resources, Technical Report, Campbell Resources Inc.” which I have prepared for the Corporation. I hereby consent to the inclusion of extracts from, or a summary of, the Technical Report in the Form 20-F of the Corporation dated March 30, 2007 (the “Form”) and to the filing of the Form with the Securities and Exchange Commission and the Ontario Securities Commission.
I also certify that I have read the Form and that: (i) it fairly and accurately represents the information in the Technical Report that supports the disclosure; and (ii) I do not have any reason to believe that there are any misrepresentations in the information contained in the Form that were derived from the Technical Report, or that are within my knowledge as a result of the services which I performed in connection with the Technical Report.
DATED this 30th day of March, 2007.

Per:	/s/ Robert de I’Etoile
Robert de I’Etoile, eng.

10 boul. De la Seigneurle, suite 203
Blainville (Quebec) Canada J7C 3V5
Téléphone: (450) 433-1050
Fax: (450) 433-1048